Exhibit 10.18

SEVERANCE AND CHANGE IN CONTROL PLAN
AND SUMMARY PLAN DESCRIPTION
(Adopted by the Compensation Committee of the Board of Directors on July 21, 2020)
1.Introduction. The purpose of this Snowflake Inc. Severance and Change in Control Plan (the “Plan”) is to provide specified severance and change in control benefits under the circumstances described in the Plan. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.Important Terms. To help you understand how the Plan works, it is important to know the following terms:
2.1.“Administrator” means the Board, or if administrative authority has been delegated by the Board, the Compensation Committee of the Board or another duly constituted committee of members of the Board. References herein to the Board shall be deemed to refer to the Compensation Committee or such other committee, except where the context suggests otherwise.
2.2.“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.
2.3.“Board” means the Board of Directors of Snowflake Inc.
2.4.“Cause” means, with respect to a Covered Employee, the occurrence of any of the following events: (i) such Covered Employee’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) such Covered Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Covered Employee’s intentional, material violation of any contract or agreement between the Covered Employee and the Company or of any statutory duty owed to the Company; (iv) such Covered Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Covered Employee’s gross misconduct. The determination that a termination of the Covered Employee’s employment is either for Cause or without Cause will be made by the Board with respect to Covered Employees who are “executive officers” (as defined in Rule 3b-7 under the Exchange Act) of the Company and by the Company’s Chief Executive Officer with respect to Covered Employees who are not executive officers of the Company. Any determination by the Company that the employment of a Covered Employee was terminated with or without Cause for the purposes of the Plan shall have no effect upon any determination of the rights or obligations of the Company or the Covered Employee for any other purpose.
2.5.“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation, or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof, or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)there is consummated a merger, consolidation, or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;
(iv)there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(v)individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Covered Employee shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
2.6“Change in Control Determination Period” means the time period beginning with the date three (3) months prior to the date on which a Change in Control occurs and ending (a) eighteen (18) months following the Change in Control, in the case of Tier 1 Covered Employees and Tier 2 Covered Employees, and (b) twelve (12) months following the Change in Control, in the case of Tier 3 Covered Employees.
2.7“Code” means the Internal Code of 1986, as amended, and the regulations promulgated thereunder.
2.8“Company” means Snowflake Inc., a Delaware corporation.

2.9“Covered Employee” means a Tier 1 Covered Employee, Tier 2 Covered Employee or Tier 3 Covered Employee.
2.10“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
2.11“Effective Date” means  July 21, 2020.
2.12“Entity” means a corporation, partnership, limited liability company or other entity.
2.13“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
2.14“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.15“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
2.16“Good Reason” means (i) a material diminution in the Covered Employee’s base salary, other than an across-the-board reduction applicable to all Covered Employees of not more than 10%; (ii) a material reduction in the Covered Employee’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all Covered Employee of not more than 10%; (iii) a material reduction in the Covered Employee's authority, duties or responsibilities, provided, however, that a change in job title shall not be deemed a “material reduction” unless Covered Employee's new authority, duties or responsibilities are substantially changed or reduced from the prior authority, duties or responsibilities (and, for the avoidance of doubt and notwithstanding any other provision of the Plan, if a Covered Employee with the title of Chief Executive Officer or Chief Financial Officer retains such title following a Change in Control, but such title relates to an entity that is now a subsidiary or business unit of another entity, this shall be deemed to be a material reduction in authority, duties and responsibilities); (iv) relocation of Covered Employee's principal place of employment that results in an increase in Covered Employee's one-way driving distance by more than thirty (30) miles from Covered Employee's then current principal residence; (v) the failure of any successor to expressly assume and agree to perform the Company’s obligations under the Plan in accordance with Section 18 hereof; or (vi) for a Covered Employee with the title of Chief Executive Officer or Chief Financial Officer at the time of the Change of Control, an adverse change in job title. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless the Covered Employee gives written notice to the Company of the Covered Employee’s intention to terminate employment within ninety (90) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and the Covered Employee terminates employment within thirty (30) days following the expiration of the Company’s cure period.
2.17“Involuntary Termination” means the termination of a Covered Employee’s employment (a) by the Company (or any parent or Subsidiary of the Company) other than for Cause (and,

for the sake of clarity, other than due to death or Disability), or (b) by resignation of the Covered Employee for Good Reason.
2.18“Own,” “Owned,” “Owner,” “Ownership” (including their usage in lowercase) means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
2.19“Participation Agreement” shall mean the agreement between the Covered Employee and the Company evidencing the Covered Employee’s participation in the Plan.
2.20“Plan” means this Snowflake Inc. Severance and Change in Control Plan, as set forth in this document, and as hereafter amended from time to time.
2.21“Plan Benefits” means the compensation and other benefits the Covered Employee may be provided pursuant to Section 4, subject to the provisions of the Plan.
2.22“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.23“Tier 1 Covered Employee” means an employee of the Company that is designated as a “Tier 1 Covered Employee” by the Board. Designations may be by name or corporate level.
2.24“Tier 2 Covered Employee” means an employee of the Company that is designated as a “Tier 2 Covered Employee” by the Board. Designations may be by name or corporate level.
2.25“Tier 3 Covered Employee” means an employee of the Company that is designated as a “Tier 3 Covered Employee” by the Board. Designations may be by name or corporate level.
3.Eligibility for Plan Benefits. An individual is eligible for the Plan Benefits, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination (or, in the case of Section 4.1, on the date of a Change in Control). A Covered Employee’s participation in the Plan shall be evidenced by a Participation Agreement.
4.Severance and Change in Control Benefits. Upon the termination of a Covered Employee’s employment for any reason, the Covered Employee shall be entitled to receive (a) any earned but unpaid wages (including base salary and any earned but unpaid annual bonus for any performance periods that were completed as of the date of termination (and, for the avoidance of doubt, if the terms of a bonus require employment through the date of payment rather than through the last day of the performance period, the bonus shall not be considered “earned” for purposes of this clause (a))) and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.
4.1Change in Control Acceleration Benefits for Tier 1 Covered Employees. Upon the occurrence of a Change in Control, then, subject to the Covered Employee’s compliance with Section 5, then each of a Tier 1 Covered Employee’s then-outstanding equity awards shall accelerate and become vested (and, if applicable, exercisable) as to 100% of the unvested shares subject to the equity award, in each case other than any award granted after the Effective Date that explicitly overrides this provision in writing. In the case of awards subject to performance-based vesting, (a) if the performance metrics are not measurable at the time of acceleration, the award will be accelerated based on the target level of performance; and (b) if the performance metrics are measurable at the time of acceleration, the award will be accelerated based on actual performance through the date of acceleration, with all determinations as to the acceleration of performance-based awards being made by the Board in its sole discretion. For the avoidance of doubt, an award subject to performance-based vesting may explicitly override this provision, and/or may provide that performance shall instead be measured as of the Change in Control in a manner set forth in the agreement evidencing such award. Subject to Section 5, the acceleration described in this paragraph shall be effective as of the date of the Change in Control. This provision does not apply to any employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code.
4.2Involuntary Termination in Connection with a Change in Control. If, at any time within the Change in Control Determination Period, a Covered Employee experiences an Involuntary Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Plan Benefits from the Company at the time set forth in Section 6 below:
4.2.1Cash Severance Benefits. The Covered Employee shall receive a cash lump sum payment equal to the product of (i) the sum of (A) such Covered Employee’s annual base salary as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (B) such Covered Employee’s annual target bonus as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual target bonus constituting Good Reason) and (ii) the relevant factor below:
Tier 1: 1x
Tier 2: 1x
Tier 3: 0.5x
4.2.2Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay a portion of the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of Tier 1 Covered Employees, twelve (12) months; (b) in the case of Tier 2 Covered Employees, six (6) months; and (c) in the case of Tier 3 Covered Employees, three (3) months, or, in either case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer (the “COBRA CIC Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by the Covered Employee and in effect at the time of the Involuntary Termination. Upon the conclusion of the COBRA CIC Payment Period, the Covered Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA CIC Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special CIC Severance Payments”). Such Special CIC Severance Payments shall end upon expiration of the COBRA CIC Payment Period.
4.2.3Equity Vesting for Tier 2 Covered Employees and Tier 3 Covered Employees. Upon the occurrence of a Change in Control, subject to the Covered Employee’s compliance with Section 5, then for each for Tier 2 Covered Employee and Tier 3 Covered Employee, such Covered Employee’s then-outstanding equity awards shall accelerate and become vested (and, if applicable, exercisable) as to 100% of the unvested shares subject to the equity award for Tier 2 Covered Employees and as to 50% of the unvested shares subject to the equity award for Tier 3 Covered Employees, in each case other than any award granted after the Effective Date that explicitly overrides this provision in writing. In the case of awards subject to performance-based vesting, (a) if the performance metrics are not measurable at the time of acceleration, the award will be accelerated based on the target level of performance; and (b) if the performance metrics are measurable at the time of acceleration, the award will be accelerated based on actual performance through the date of acceleration, with all determinations as to the acceleration of performance-based awards being made by the Board in its sole discretion. For the avoidance of doubt, an award subject to performance-based vesting may explicitly override this provision, and/or may provide that performance shall instead be measured as of the Change in Control in a manner set forth in the agreement evidencing such award. Subject to Section 5, the acceleration described in this paragraph shall be effective as of the date of the Involuntary Termination. This provision does not apply to any employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code. For Tier 1 Covered Employees, equity vesting in connection with a Change of Control is governed by Section 4.1.
4.3Involuntary Termination Not in Connection with a Change in Control. If, at any time other than during the Change in Control Determination Period, a Covered Employee experiences an Involuntary Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Plan Benefits from the Company at the time set forth in Section 6 below:
4.3.1Cash Severance Benefits.
(a)The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:
Tier 1: 1x
Tier 2: 1x
Tier 3: Not eligible for cash severance benefits, unless set forth in the Covered Employee’s Participation Agreement
4.3.2.Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay a portion of the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of Tier 1 Covered Employees, twelve (12) months; (b) in the case of Tier 2 Covered Employees, six (6) months; and (c) in the case of Tier 3 Covered Employees, the number of months set forth in the Covered Employee’s Participation Agreement, or, in either case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by the Covered Employee and in effect at the time of the Involuntary Termination. Upon the conclusion of the COBRA Payment Period, the Covered Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.
5.Conditions to Receipt of Severance.
5.1Release Agreement. Except with regard to any equity accelerated pursuant to Section 4.1, as a condition to receiving Plan Benefits, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her employment with the Company and its subsidiaries and affiliates, and, if applicable, out of his or her Involuntary Termination (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than fifty-five (55) days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).
5.2Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4 will be subject to the Covered Employee continuing to comply with the provisions of this Section 5 and the terms of any confidential information agreement, proprietary information and inventions agreement and such other appropriate agreement between the Covered Employee and the Company. Benefits under the Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any such agreement or the provisions of this Section 5.
5.3Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any Subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.3.
6.Timing of Benefits. Subject to any delay required by Section 8 below, Plan Benefits will be paid or provided within 30 days of the Release becoming effective and irrevocable (or, in the case of Plan Benefits under Section 4.1, within 30 days of the Change of Control); provided, however, that if the Release revocation period crosses two calendar years, the Plan Benefits will be paid or provided in the second of the two years if necessary to avoid adverse taxation under Section 409A of the Code. Notwithstanding the foregoing, the Plan Benefits set forth in Sections 4.2.2 and 4.3.2 regarding benefits payments will be paid as set forth in those Sections. To the extent required in order to effectuate the equity award vesting acceleration provisions of Sections 4.1 and 4.2.3, any affected equity awards will be treated as having remained outstanding for such period as may be required in order to effectuate the foregoing provisions, and in no event shall such acceleration occur later than the last day of the original term of such equity award.

7.Non-Duplication of Benefits. Except as set forth in this Section 7, the Plan Benefits are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of the Covered Employee’s employment. The Covered Employee will be entitled to no severance benefits or payments upon a termination of employment that constitutes an Involuntary Termination (or, in the case of benefits provided under Section 4.1, no acceleration benefits upon a Change in Control) other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law, including any severance or acceleration benefits that may be included in a severance agreement, employment agreement, equity award agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee (the “Other Arrangements”), subject to the limitation in the following sentence. If the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of the Other Arrangements, each of his or her benefits under the Plan shall be provided only to the extent more favorable in amount than the corresponding benefit under such Other Arrangement, and the Covered Employee’s execution of a Participation Agreement under the Plan shall not diminish the Covered Employee’s right under the Other Arrangements to receive the corresponding benefit under the Other Arrangements to the extent it is more favorable in amount than the corresponding benefit under the Plan. In no event shall a Covered Employee be provided with duplicate benefits pursuant to the Plan and the Other Arrangements.
8.Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code if such payments or benefits would constitute deferred compensation for purposes of Section 409A of the Code. Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A of the Code at the time of the Covered Employee’s separation from service (other than due to death), then any severance payments or benefits otherwise due to the Covered Employee on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service if necessary to avoid taxation under Section 409A of the Code. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the date that is six (6) months following his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
9.Withholding. The Company will withhold from any Plan Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.
10.Administration. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision, interpretation or action made or taken by the Administrator with respect to the Plan or any related document shall only be subject to review if: (i)  it affects the benefits payable under the Plan; (ii) it found to be arbitrary and capricious, so long as it does not affect the benefits payable under the Plan; or (iii) if is found to be unreasonable or not to have been made in good faith.
11.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual; provided, however, that, except as required by applicable law, the Company shall not take any Adverse Action (as defined below) that applies to any individual who is, as of the date of the Adverse Action, a Covered Employee or an individual who has the right to receive Plan Benefits (each, an “Affected Individual”). An “Adverse Action” is an amendment, termination or other action that (a) prevents the Affected Individual from becoming eligible for Plan Benefits under the Plan or (b) reduces or alters to the detriment of the Affected Individual the Plan Benefits payable, or potentially payable, to such Affected Individual under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Any amendment or termination of the Plan will be in writing. Unless contrary action is taken by the Board, the Plan shall terminate on the earlier to occur of (i) the date that is seven years following the effective date of a registration statement for an initial public offering of the Company’s common stock or (ii) December 31, 2027 (such earlier date, the “Expiration Date”); provided, however, that (A) in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired; and (B) any right to Plan Benefits that has been triggered under the Plan and remains in existence on the date of the termination of the Plan shall be honored as if the Plan had not terminated. Notwithstanding any termination of the Plan, any equity awards granted to or held by an individual who was, as of the date of termination of the Plan, an Affected Individual, that are outstanding as of the Expiration Date shall retain the acceleration benefits associated with such awards pursuant to the Plan and the terms of the award.
12.Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Plan Benefits or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given to the claimant (or representative) within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Chief Legal Officer or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Chief Legal Officer or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.
13.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of the claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within sixty (60) days after it receives a review request. If special circumstances require an extension of time (up to sixty (60) days), written notice of the extension will be given to the claimant (or representative) within the initial sixty (60) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the timeframe for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Head of Human Resources, except in the case of an appeal filed by or on behalf of the Company’s Head of Human Resources, in which case, the appeal will be reviewed by the Company’s Chief Legal Officer.
14.Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan Benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Administrator or its delegate. In addition, any such judicial proceeding must be filed within one (1) year after the claimant’s receipt of notification that his or her appeal was denied.
15.Source of Payments. All Plan Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
16.Inalienability. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan other than by will or the laws of descent and distribution. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
17.No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
18.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
19.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the State of Delaware, and construed accordingly, without giving effect to principles of conflicts of laws.
20.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
21.Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
22.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, the Administrator, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

23.Additional Information.

Plan Name:	Snowflake Inc. Severance and Change in Control Plan

Plan Sponsor:	Snowflake Inc. 450 Concar Drive San Mateo, CA 94402 (844) 766-9355

Identification Numbers:	EIN: 46-0636374 PLAN NUMBER: HR2

Plan Year:	Company’s Fiscal Year ending January 31

Plan Administrator:	Snowflake Inc. 450 Concar Drive San Mateo, CA 94402 (844) 766-9355

Agent for Service of Legal Process:	CSC - Lawyers Incorporating Service 2710 Gateway Oaks Drive, Suite 150N Sacramento, CA 95833-3505 With notice to: Snowflake Inc. Chief Legal Officer 450 Concar Drive San Mateo, CA 94402 (844) 766-9355

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Employer.
24.Statement of ERISA Rights.
As a Covered Employee under the Plan, you have certain rights and protections under ERISA:
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 12 and Section 13 above.)
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Snowflake Inc.
Severance and Change in Control Plan
Participation Agreement
Name:
Section 1.ELIGIBILITY.
You have been designated as eligible to participate in the Snowflake Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
Section 2.SEVERANCE AND CHANGE IN CONTROL BENEFITS.
The Board has designated you as a Tier [1][2][3] Covered Employee in the Plan, and you will be eligible to receive the benefits set forth with respect to a Tier [1][2][3]] Covered Employee if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein, provided that such Release becomes effective in accordance with its terms.
[For purposes of clause (a) of Section 4.3.1 of the Plan, you will be eligible for cash severance benefits at a factor of [     ]x]1
[For purposes of clause (c) of Section 4.3.2 of the Plan, the maximum number of months of COBRA reimbursement that you shall be eligible for is            months.]2
Section 3.ACKNOWLEDGEMENT.
By signing below, you acknowledge receipt of the Plan and agree to be bound by the terms and conditions set forth in the Plan and this Agreement.
To accept the terms of this Agreement and to participate in the Plan, please sign and date this Agreement in the space provided below and return it to                      no later than _________, 202     .

Snowflake Inc.

By:
Title:

Covered Employee

[Eligible Employee]

Date:
1 For inclusion in the Participation Agreements for Tier 3 Covered Employees only.
2 For inclusion in the Participation Agreements for Tier 3 Covered Employees only.

Exhibit A

Severance and Change in Control Plan